Exhibit 99.1
FOR IMMEDIATE RELEASE
February 27, 2007
Assisted Living Concepts, Inc. Announces Strong 2006 Fourth
Quarter and Year End Financial Results; Outlines Expansion Plans
Fourth Quarter Highlights:
•	Net income up 24.1% from prior year period

•	Net income from continuing operations excluding one time charges up 32.4% from prior year period

•	Revenue increase of 5.0% over prior year period

•	Pro forma revenue increase of 6.7% over prior year period

•	Pro forma average daily census, private pay census and average revenue per occupied unit day up 1.6%, 4.7% and 5.6%, respectively

•	$50 million expansion plan of 400 units

•	Pro forma adjusted EBITDAR margins of 30.2%
MILWAUKEE, WISCONSIN – Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income from continuing operations (excluding one-time charges) of $5.0 million in the 2006 fourth quarter as compared to $3.8 million in the 2005 fourth quarter. Net income from continuing operations for the 2006 fourth quarter was $4.6 million compared to $3.8 million in the 2005 fourth quarter. Net income for the 2006 fourth quarter was $4.6 million as compared to $3.7 million in 2005.
Net income from continuing operations (excluding one-time charges and a non-cash charge) was $16.4 million for the 2006 full year as compared to $12.7 million in 2005. Net income from continuing operations for 2006 was $10.5 million compared to $12.7 million in the prior year. Net income for 2006 was $9.0 million as compared to $12.3 million in 2005.
One-time charges included transaction fees of $0.4 million and $3.9 million for the quarter and year ended December 31, 2006, respectively (net of income tax benefits of $0.3 million and $0.5 million in the quarter and year, respectively), related to legal, audit and other professional fees associated with the November 10, 2006 separation of ALC from Extendicare Inc. and a non-cash charge of $1.9 million (net of an income tax benefit of $1.2 million) recorded in 2006 from an impaired property identified prior to the separation. See attached pro forma and non-GAAP reconciliation tables.
“We are pleased with the results of our fourth quarter,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “Despite the fact that historically our fourth quarter has not been our strongest, our team made significant progress toward our goals of improving private pay mix while increasing occupancy levels. Adjusted EBITDA and adjusted EBITDAR margins were particularly strong as we continue to contain costs and improve private pay mix.”
Until the separation, ALC was a wholly owned subsidiary of Extendicare (TSX: EXE.UN). The financial results reported until that time reflect the combined historical financial statements of the assisted living operations of Extendicare in the United States. As of December 31, 2006, ALC operated 207 assisted living residences representing 8,302 units.
Certain pro forma adjustments are necessary to reflect the ongoing operations of ALC following the separation. These adjustments add ALC’s results of operations for the month of January, 2005 which was prior to Extendicare’s purchase of ALC and remove data related to assets and liabilities that were not transferred to ALC in connection with the separation, including (i) three assisted living facilities (168 units) that were closed in the three months ended March 31, 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare.

Prior to the separation, the basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the separation which was equal to the number of outstanding shares of Class A and Class B common stock of ALC. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This results in an additional 0.9 million shares included in the fully diluted weighted average number of shares outstanding in both the quarter and year ended December 31, 2006. After the separation, the basic weighted average number of shares of common stock was based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock.
Pro forma combined financial information is included for informational purposes and does not purport to reflect the results of operations or financial position of ALC that would have occurred had ALC operated as a separate independent company in the periods presented. The pro forma financial statements do not reflect the additional cost of being a publicly listed company nor do they remove any interest expense related to the capital structure prior to the separation.
On a pro forma basis, net income from continuing operations for the 2006 fourth quarter (excluding one time non-recurring charges and the non-cash impairment charge) was $5.0 million compared to $3.8 million in the 2005 fourth quarter. ALC reported pro forma net income from continuing operations (excluding non-recurring charges and the non-cash impairment charge) for 2006 of $16.3 million compared to $12.4 million in 2005. See attached tables for pro forma calculations, assumptions, and reconciliation to net income.
On a fully diluted basis, pro forma earnings per share from continuing operations (excluding non-recurring charges and the non-cash impairment charge) were $0.07 and $0.05 in the quarters ended December 31, 2006 and 2005, respectively, and $0.23 and $0.18 for the years ended December 31, 2006 and 2005, respectively.
On a fully diluted basis, earnings per share from continuing operations were $0.07 and $0.05 in the fourth quarters ended December 31, 2006 and 2005, respectively, and $0.15 and $0.18 for the year ended December 31, 2006 and 2005, respectively. On a fully diluted basis, earnings per share were $0.07 and $0.05 in the fourth quarters ended December 31, 2006 and 2005, respectively, and $0.13 and $0.18 for the years ended December 31, 2006 and 2005, respectively.
Quarters ended December 31, 2006 and 2005
Revenue from continuing operations increased $2.8 million or 5.0% to $58.6 million during the 2006 fourth quarter from $55.8 million in the 2005 fourth quarter and decreased $0.3 million or 0.5% from the third quarter of 2006.
Increased revenue from the 2005 period was primarily due to a higher average daily revenue rate as a result of rate increases and ALC’s efforts to improve private pay mix, partially offset by the fewer number of census days that properties retained by Extendicare (270 units) were counted in the 2006 period. The revenue decrease from the third quarter was primarily due to the differential in days that the 270 units retained by Extendicare were counted in the period. Revenue in the third quarter of 2006 and the fourth quarter of 2005 included revenues of $1.3 million and $1.4 million, respectively, associated with the 270 units retained by Extendicare. Because these properties were only included in ALC’s fourth quarter 2006 through November 10, 2006 (or 41 days of the 2006 fourth quarter), they added only $0.5 million of revenues in that period. Revenue in the 2006 and 2005 fourth quarters and the 2006 third quarter were aided by $0.1 million, $0.7 million and $0.2 million, respectively, associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC. Amortization of the below market leases will end in January 2007. In addition, the 2006 third and fourth quarters include $0.2 million of revenue from the current tenant of ALC’s recently purchased corporate office. ALC is expected to continue to collect rent on the corporate office until June 2007 at which point ALC will take occupancy.
Adjusted EBITDA was $13.9 million in the 2006 fourth quarter compared to $12.6 million in the 2005 fourth quarter and $12.7 million in the 2006 third quarter. As a percent of revenue, adjusted EBITDA for the 2006 fourth quarter increased to 23.7% compared to 22.6% in the 2005 fourth quarter and 21.7% in the 2006 third quarter.
Compared to the fourth quarter of 2005, in addition to the revenue impacts describe above, adjusted EBITDA was impacted by favorable experience in our self-insurance programs and adjustments to various reserves of approximately $1.6 million, offset by an increase in general and administrative expense of $1.7 million related to ongoing expenses of the separation, including increased salaries and benefits, informational systems costs, accounting related expenses, and charges for services provided by Extendicare.
Adjusted EBITDAR was $17.6 million in the 2006 fourth quarter compared to $16.1 million in the 2005 fourth quarter and $16.3 in the 2006 third quarter. As a percent of revenue, adjusted EBITDAR for the 2006 fourth quarter increased to 30.0% compared to 28.8 % in the 2005 fourth quarter and 27.7% in the 2006 third quarter. Rental expense remained substantially unchanged in the 2005 and 2006 periods. Adjusted EBITDAR increased for the same reasons as explained in adjusted EBITDA above.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.
Pro Forma Quarters ended December 31, 2006 and 2005
Pro forma revenue from continuing operations increased $3.7 million, or 6.7% , during the 2006 fourth quarter to $58.1 million from $54.4 million in the 2005 fourth quarter. Sequentially, pro forma revenue from continuing operations increased $0.5 million, or 0.9%, during the 2006 fourth quarter from $57.5 million in the 2006 third quarter. Revenue in the 2006 and 2005 fourth quarters and the 2006 third quarter were aided by $0.1 million, $0.7 million and $0.2 million, respectively, associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC. Amortization of the below market leases will end in January 2007. In addition, the 2006 third and fourth quarters included $0.2 million of revenue from leasing ALC’s recently purchased corporate office. ALC is expected to continue to collect rent on the corporate office until June 2007 at which point ALC will take occupancy.
Pro forma adjusted EBITDA was $13.8 million in the 2006 fourth quarter compared to $12.4 million in the 2005 fourth quarter and $12.5 million in the 2006 third quarter. As a percent of revenue, pro forma adjusted EBITDA for the 2006 fourth quarter increased to 23.8% compared to 22.8% in the 2005 fourth quarter and 21.7% in the 2006 third quarter. See explanation in quarterly data above for adjusted EBITDA changes as pro forma adjustments did not materially effect adjusted EBITDA results.
Pro forma adjusted EBITDAR was $17.5 million in the 2006 fourth quarter compared to $15.9 million in the 2005 fourth quarter. As a percent of revenue, pro forma adjusted EBITDAR for the 2006 fourth quarter increased to 30.2% compared to 29.2% in the 2005 fourth quarter. See explanation in quarterly data above for adjusted EBITDAR changes as pro forma adjustments did not materially effect adjusted EBITDAR results.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to pro forma net income and pro forma net income to pro forma adjusted EBITDA and pro forma adjusted EBITDAR.
On a pro forma basis, ALC’s average daily revenue rate per unit increased 5.6% to $87.48 in the 2006 fourth quarter from $82.81 in the 2005 fourth quarter and declined 0.2% from $87.63 in the 2006 third quarter. On a pro forma basis, ALC’s overall average occupied units of private pay residents and Medicaid residents was 7,168 in the 2006 fourth quarter, an increase of 1.6% from 7,055 in the 2005 fourth quarter and an increase of 1.0% from 7,098 in the 2006 third quarter. On a pro forma basis, private pay residents average occupied units increased by 4.7% while Medicaid residents average occupied units decreased by 5.6% as compared to the 2005 fourth quarter and, on a pro forma basis, private pay residents average occupied units increased by 2.0% while Medicaid residents average occupied units decreased by 1.5% as compared to the 2006 third quarter. The decline in the number of Medicaid residents is consistent with ALC’s strategy to move towards a higher mix of private pay residents. As part of this strategy, we declined to renew 14 Medicaid contracts in early 2007. During the 2006 fourth quarter the pro forma occupancy percentage increased to 86.4% from 85.8% in the 2006 third quarter and 85.9% in the 2005 fourth quarter.
Years ended December 31, 2006 and 2005
Revenue from continuing operations increased by $26.2 million, or 12.8%, to $231.1 million during the 2006 year from $204.9 million in 2005.
Increased revenue from the 2005 year was primarily due to increased average daily revenue rate as a result of rate increases and ALC’s efforts to improve its private pay mix. Because ALC was acquired by Extendicare on January 31, 2005, the data for 2005 does not include revenues of $15.1 million related to ALC operations in January 2005. After the separation, data for 2006 does not include properties retained by Extendicare which resulted in a $0.9 million revenue decrease from the 2005 period. Revenue in 2006 and 2005 was aided by $1.2 million and $2.5 million, respectively, associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC. Amortization of the below market leases will end in January 2007. In addition, the 2006 year includes $0.4 million of revenue from leasing ALC’s recently purchased corporate office. ALC is expected to continue to collect rent on the corporate office until June 2007. Adjusting 2005 and 2006 revenue to reflect the addition of the January 2005 revenue, effects of residences retained by EHSI, elimination of the amortization of below market leases, and rental income associated with the corporate office, revenue on an adjusted basis increased by 6.0% in 2006 over 2005. Other revenue increases in 2006 resulted from three newly constructed residences opened in 2005 and 2006 (approximately 150 units), additions to four existing facilities (112 units), and an increase in average rates, partially offset by lower occupancy percentages in the beginning of 2006.
Adjusted EBITDA was $52.7 million for 2006 compared to $47.2 million in 2005. As a percent of revenue, adjusted EBITDA for 2006 declined to 22.8% compared to 23.0% in 2005.
Increased adjusted EBITDA was primarily due to the revenue increases described above and an additional month of adjusted EBITDA from the full year impact of the acquisition of ALC, partially offset by ongoing general and administrative expenses resulting from increases in salaries and benefits, informational systems costs, accounting related services, charges for services provided by Extendicare, and other items related to ALC operating as an independent company for a portion of 2006.
Adjusted EBITDAR was $66.9 million in 2006 compared to $60.0 million in 2005. As a percent of revenue, adjusted EBITDAR for 2006 declined to 29.0% compared to 29.3% in 2005.
Adjusted EBITDAR increased for the same reasons as described above in the adjusted EBITDA plus an additional $1.4 million for the full year impact of leases related to Extendicare’s acquisition of ALC.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.
Pro Forma years ended December 31, 2006 and 2005
Pro forma revenue from continuing operations increased $12.3 million, or 5.7%, to $226.6 million for 2006 from $214.3 million in 2005.
Increased pro forma revenue for 2005 was primarily due to increased average daily revenue rate as a result of rate increases and ALC’s efforts to improve private pay mix. Revenue in 2006 and 2005 was aided by $1.2 million and $2.5 million, respectively, associated with the amortization of below market leases from Extendicare’s acquisition of ALC. Amortization of the below market leases will end in January 2007. In addition, 2006 includes $0.4 million of revenue from leasing ALC’s recently purchased corporate office. ALC is expected to continue to collect rent on the corporate office until June 2007. Adjusting 2006 to eliminate the amortization of below market leases and the rental income associated with the corporate office, pro forma revenues on an adjusted basis increased by 6.2% over 2005. Other revenue increases resulted from three newly constructed residences opened in 2005 and 2006 (approximately 150 units), additions to four existing facilities (112 units), and an increase in average rates, partially offset by lower occupancy percentages.
Pro forma adjusted EBITDA was $51.9 million in the 2006 year compared to $47.5 million in 2005. As a percent of revenue, pro forma adjusted EBITDA for 2006 increased to 22.9% compared to 22.2% in 2005.
Increased pro forma adjusted EBITDA was primarily due the revenue increases described above, partially offset by ongoing general and administrative expenses resulting from increases in salaries and benefits, informational systems contractual costs, increased accounting related services, charges for services provided by Extendicare, and other items related to ALC operating as an independent company for a portion of 2006.
Pro forma adjusted EBITDAR was $66.1 million in 2006 compared to $61.8 million in 2005. As a percent of revenue, pro forma adjusted EBITDAR for the 2006 year increased to 29.2% compared to 28.8% in the 2005 year.
Pro forma adjusted EBITDAR increased for the same reasons as described above in the pro forma adjusted EBITDA discussion.

See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliation of net income to pro forma net income and pro forma net income to pro forma adjusted EBITDA and pro forma adjusted EBITDAR.
ALC’s average daily revenue rate per unit increased 7.2% to $87.47 in the 2006 year from $81.63 in 2005. ALC’s overall average occupied units decreased 0.8% to 7,049 in 2006 from 7,103 in 2005. Private pay residents average occupied units increased by 0.4% while Medicaid average occupied units declined by 3.6% as compared to 2005. The decline in the number of Medicaid residents is consistent with ALC’s strategy to move towards a higher private pay mix. For 2006, average occupancy decreased to 85.2% from 87.5% in 2005.
Discontinued Operations
Losses from discontinued operations in the year ended December 31, 2006 of $1.5 million resulted from ALC’s decision to close poorly performing assisted living residences in Oregon (45 units) and Texas (60 units) and not to renew a lease at a facility in Washington (63 units).
Expansion Plans
Beginning in March, 2007 we intend to add 20 units each to 20 of our existing owned buildings (a total of 400 units). The expansion is expected to take approximately 12 months to complete construction and an additional 12 months to stabilize occupancy at the expanded residences. Existing residents at the selected properties are not expected to be impacted. We expect our cost to be approximately $125,000 per additional unit for a total of $50 million. This unit cost includes the addition of common areas such as media rooms, family gathering areas and other practical attractive areas to further enhance the residents’ experiences in all parts of the house. Our process of selecting buildings for the expansion consisted of identifying what we believe to be our best performing buildings as determined by factors such as current occupancy, strength of the local management team, private pay mix of the current population, and demographic trends for the area. “The expansion units are expected to produce a strong return on capital,” states Ms. Bebo, “and further improve the existing high margins on these buildings.”
About Us
Assisted Living Concepts, Inc. of Milwaukee, Wisconsin, separated from Extendicare Inc. on November 10, 2006 and is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 207 assisted living residences with capacity for over 8,300 residents in 17 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.
ALC has scheduled a conference call on Wednesday, February 28, 2007 at 10:00 a.m. (ET) to discuss its financial results for the fourth quarter. The toll-free number for the live call is 800-475-4971; the passcode is 8902807, and the leader name is Laurie Bebo. A taped rebroadcast will be available approximately one hour following the live call until midnight on March 30, 2007. To access the rebroadcast of the call, click on the Investor Relations section of ALC’s website: www.alcco.com.
The attached statements reflect certain reclassifications to the prior period figures to conform to the 2006 presentation.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about its expansion plans, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “will, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s’ compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and ALC’s assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (414) 908-8160
Fax: (414) 908-8212
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(in thousands, except earnings per share)
Year Ended December 31,

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$58,554	$55,784	$231,148	$204,949
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,992	38,415	153,347	138,126
General and administrative	3,001	1,288	10,857	6,789
Residence lease expense	3,702	3,464	14,291	12,852
Depreciation and amortization	4,172	4,130	16,699	14,750
Transaction costs	680	—	4,415	—
Impairment of long-lived asset	—	—	3,080	—

Total operating expenses	49,547	47,297	202,689	172,517

Income from operations	9,007	8,487	28,459	32,432
Other expense:
Interest expense, net	(1,489)	(2,123)	(9,197)	(11,603)

Income from continuing operations before income taxes	7,518	6,364	19,262	20,829
Income tax expense	(2,919)	(2,590)	(8,727)	(8,119)

Net income from continuing operations	4,599	3,774	10,535	12,710
Loss from discontinued operations, net of taxes	(28)	(92)	(1,526)	(368)

Net income	$4,571	$3,682	$9,009	$12,342

Weighted average common shares:

Basic	69,338	69,322	69,326	69,322

Diluted	70,205	70,205	70,205	70,205
Per share data:
Basic earnings per common share:
Income from continuing operations	$0.07	$0.05	$0.15	$0.18
Loss from discontinued operations	—	—	(0.02)	—

Net income	$0.07	$0.05	$0.13	$0.18

Diluted earnings per common share:
Income from continuing operations	$0.07	$0.05	$0.15	$0.18
Loss from discontinued operations	—	—	$(0.02)	—

Net income	$0.07	$0.05	$0.13	$0.18

Adjusted EBITDA(1)	$13,859	$12,617	$52,653	$47,182

Adjusted EBITDAR(1)	$17,561	$16,081	$66,944	$60,034

(1)	See Non-GAAP Financial Measures

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended
	December 31,
	2006	2005
OPERATING ACTIVITIES:
Net income	$9,009	$12,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,699	14,920
Amortization of purchase accounting adjustments for:
Leases and debt	(527)	(663)
Below market resident leases	(1,187)	(2,488)
Provision for bad debt	214	458
Provision for self-insured liabilities	415	795
Payments of self-insured liabilities	(271)	(371)
Loss on impairment of long-lived assets and discontinued operations	5,018	—
Deferred income taxes	335	3,347
Changes in assets and liabilities:
Accounts receivable	(1,258)	(1,079)
Other assets	—	4
Supplies, prepaid expenses and other current assets	(3,274)	(651)
Accounts payable	107	764
Accrued liabilities	(687)	3,010
Income taxes payable/ receivable	(999)	1,845
Changes in other non-current assets	(7,264)	110
Other long-term liabilities	2,649	2,525
Current due to stockholder and affiliates	76	(3,471)

Cash provided by operating activities	19,055	31,397

INVESTING ACTIVITIES:
Payment for acquisitions	(4,619)	(144,578)
Cash balances in acquisitions	—	6,522
Payments for new construction projects	(3,338)	(15,198)
Payments for purchases of property and equipment	(12,832)	(5,822)
Proceeds from sales of property and equipment	79	—

Cash used in investing activities	(20,710)	(159,076)

FINANCING ACTIVITIES:
Capital contributions (distributions) from (to) Extendicare	(541)	9,521
Capital contributions to ALC	44,219	101,648
Proceeds from debt to finance ALC acquisition	—	60,000
Interest bearing advances from Extendicare to payoff debt	—	51,016
Repayment of interest bearing advances to Extendicare	(25,200)	(3,798)
Payments of long-term debt	(2,312)	(84,388)
Deferred financing fees	(999)	—

Cash provided by financing activities	15,167	133,999

Increase in cash and cash equivalents	13,512	6,320
Cash and cash equivalents, beginning of year	6,439	119

Cash and cash equivalents, end of year	$19,951	$6,439

ASSISTED LIVING CONCEPTS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands except share and per
	share data)
ASSETS
Current Assets:
Cash and cash equivalents	$19,951	$6,439
Investments	5,332	—
Accounts receivable, less allowances of $1,086 and $872 respectively	5,395	4,351
Supplies, prepaid expenses and other current assets	8,178	4,904
Income tax receivable	90	—
Deferred income taxes	1,552	392
Due from Extendicare and affiliates:
Deferred federal income taxes	—	350
Other	—	76

Total current assets	40,498	16,512
Property and equipment, net	374,612	378,362
Goodwill and other intangible assets, net	18,102	19,953
Restricted cash	10,947	3,975
Other assets	3,181	1,696
Net assets of discontinued operations	—	199

Total Assets	$447,340	$420,697

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARENT’S INVESTMENT
Current Liabilities:
Accounts payable	$5,134	$5,027
Accrued liabilities	19,580	20,267
Accrued state income taxes	—	570
Current maturities of long-term debt	2,732	2,925
Current portion of self-insured liabilities	300	300

Total current liabilities	27,746	29,089
Accrual for self-insured liabilities	1,171	1,027
Long-term debt	87,904	128,601
Deferred income taxes	5,146	814
Other long-term liabilities	8,535	7,181
Due to Extendicare and affiliates:
Deferred federal income taxes	—	3,324
Interest-bearing advances	—	47,218

Total Liabilities	130,502	217,254

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, none issued or outstanding	—	—
Series A Common Stock, par value $0.01 per share, 400,000,000 authorized, 59,501,918 issued and outstanding	595	—
Series B Common Stock, par value $0.01 per share, 75,000,000 authorized, 9,956,337 issued and outstanding	100	—
Additional paid-in capital	313,474	—
Accumulated other comprehensive income	530	—
Retained earnings	2,139	—

Parent’s Investment	—	203,443

Total Stockholders’ Equity	316,838	—

Total Liabilities and Stockholders’ Equity and Parent’s Investment	$447,340	$420,697

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Actual

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Average Occupied Units by Payer Source (all continuing residences)
Private	5,232	5,129	5,167	5,195
Medicaid	2,016	2,149	2,058	2,138

Total	7,248	7,278	7,225	7,333

Percent of Occupancy by Payer Source (all continuing residences)
Private	72.2%	70.5%	71.5%	70.8%
Medicaid	27.8%	29.5%	28.5%	29.2%

Percent of Revenue by Payer Source (all continuing residences)
Private	79.6%	77.5%	79.0%	77.3%
Medicaid	20.4%	22.5%	21.0%	22.7%

Average Revenue per Occupied Unit Day by Payer Source
Private	$96.19	$90.53	$96.20	$89.82
Medicaid	$64.03	$62.79	$64.11	$62.30
Combined	$87.24	$82.34	$87.06	$81.63

Occupancy Percentage (all continuing residences)	86.4%	85.8%	85.0%	87.5%
Pro Forma

				Year ended
	Three months ended			December 31,
	December	September	December
	31, 2006	30, 2006	31, 2005	2006	2005
Average Occupied Units by Payer Source (all continuing residences)
Private	5,163	5,063	4,932	5,012	4,990
Medicaid	2,005	2,035	2,123	2,037	2,113

Total	7,168	7,098	7,055	7,049	7,103

Percent of Occupancy by Payer Source (all continuing residences)
Private	72.0%	71.3%	69.9%	71.1%	70.3%
Medicaid	28.0%	28.7%	30.1%	28.9%	29.7%

Percent of Revenue by Payer Source (all continuing residences)
Private	79.5%	78.6%	77.1%	78.8%	77.3%
Medicaid	20.5%	21.4%	22.9%	21.2%	22.7%

Average Revenue per Occupied Unit Day by Payer Source
Private	$96.54	$96.51	$91.35	$96.90	$89.15
Medicaid	$64.13	$65.55	$62.97	$64.29	$62.21
Combined	$87.48	$87.63	$82.81	$87.47	$81.37

Occupancy Percentage (all continuing residences)	86.4%	85.8%	85.9%	85.2%	87.3%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that adjusted EBITDA and adjusted EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature, and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDA and adjusted EBITDAR performance are also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.
Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
     The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$4,571	$3,682	$9,009	$12,342
Loss from discontinued operations, net of tax benefit	28	92	1,526	368
Provision for income taxes	2,919	2,590	8,727	8,119

Income from continuing operations before income taxes	7,518	6,364	19,262	20,829
Add:
Depreciation and amortization	4,172	4,130	16,699	14,750
Interest expense, net	1,489	2,123	9,197	11,603
Transaction costs	680	—	4,415	—
Loss on impairment of long-lived assets	—	—	3,080	—

Adjusted EBITDA	13,859	12,617	52,653	47,182
Add: Lease expense	3,702	3,464	14,291	12,852

Adjusted EBITDAR	$17,561	$16,081	$66,944	$60,034

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR percentages (in thousands except percentages):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$58,554	$55,784	$231,148	$204,949

Adjusted EBITDA	$13,859	$12,617	$52,653	$47,182

Adjusted EBITDAR	$17,561	$16,081	$66,944	$60,034

Adjusted EBITDA as percent of total revenue	23.7%	22.6%	22.8%	23.0%

Adjusted EBITDAR as percent of total revenue	30.0%	28.8%	29.0%	29.3%

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Reconciliation Information
(in thousands, except earnings per share data)

	Three Months Ended				Three Months Ended
	December 31, 2006				December 31, 2005
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
Revenues	$58,554	$(489	)(A)	$58,065	$55,784	$(1,382	)(A)	$54,402

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,992	(436	) (A)	37,556	38,415	(1,182	)(A)	37,233
General and administrative	3,001	—		3,001	1,288	—		1,288
Residence lease expense	3,702	—		3,702	3,464	(1)		3,463
Depreciation and amortization	4,172	(30)		4,142	4,130	(189)		3,941
Transaction costs	680	—		680	—	—		—

Total operating expenses	49,547	(466)		49,081	47,297	(1,372)		45,925

Income from operations	9,007	(23)		8,984	8,487	(10)		8,477
Other expense:
Interest expense, net	(1,489)	1		(1,488)	(2,123)	22		(2,101)

Income from continuing operations before income taxes	7,518	(22)		7,496	6,364	12		6,376

Income tax expense	2,919	(9	)(C)	2,910	2,590	5		2,595

Income from continuing operations	4,599	(13)		4,586	3,774	7		3,781

Loss from discontinued operations, net of tax	(28)	28		—	(92)	92		—

Net income	4,571	15		4,586	3,682	99		3,781

Non recurring charges:
Transaction fees	680	—		680	—	—		—
Income tax benefit on transaction fees	(281)	—		(281)	—	—		—

Net income excluding one time charges	$4,970	$15		$4,985	$3,682	$99		$3,781

Net income from continuing operations excluding one time charges	$4,998	$(13)		$4,985	$3,774	$7		$3,781

Pro forma basic weighted average shares (D)	69,338	—		69,338	69,322	—		69,322
Pro forma diluted weighted average shares (D)	70,205	—		70,205	70,205	—		70,205
Adjusted EBITDA	$13,859	$(53)		$13,806	$12,617	$(199)		$12,418

Adjusted EBITDAR	$17,561	$(53)		$17,508	$16,081	$(200)		$15,881

Basic pro forma earnings per share(E)				$0.07				$0.05

Diluted pro forma earnings per share (E)				$0.07				$0.05

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Measures Reconciliation Information
(in thousands, except earnings per share data)

	Year Ended				Year Ended
	December 31, 2006				December 31, 2005
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
Revenues	$231,148	$(4,518	)(A)	$226,630	$204,949	$15,102 (5,707)	(B) (A)	$214,344

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	153,347	(3,718	)(A)	149,629	138,126	11,078 (4,571)	(B) (A)	144,633
General and administrative	10,857	—		10,857	6,789	1,163	(B)	7,952
Residence lease expense	14,291	—		14,291	12,852	1,362	(B)	14,214
Depreciation and amortization	16,699	(576)		16,123	14,750	177	(B)	14,927
Transaction costs	4,415	—		4,415	—	—		—
Impairment of long-lived assets	3,080	—		3,080	—	—		—

Total operating expenses	202,689	(4,294)		198,395	172,517	9,209		181,726

Income from operations	28,459	(224)		28,235	32,432	186		32,618
Other expense:
Interest expense, net	(9,197)	21		(9,176)	(11,603)	(730)		(12,333)

Income from continuing operations before income taxes	19,262	(203)		19,059	20,829	(544)		20,285

Income tax expense	8,727	(81	)(C)	8,646	8,119	(210	)(C)	7,909

Income from continuing operations	10,535	(122)		10,413	12,710	(334)		12,376

Loss from discontinued operations, net of tax	(1,526)	1,526		—	(368)	368		—

Net income	9,009	1,404		10,413	12,342	34		12,376

Non recurring charges:
Transaction fees	4,415	—		4,415	—	—		—
Non cash loss on impairment of long lived assets	3,080	—		3,080	—	—		—
Income tax benefit on loss on impairment of long lived assets and transaction fees	(1,630)	—		(1,630)	—	—		—

Net income excluding one time charges and a non-cash charge	$14,874	$1,404		$16,278	$12,342	$34		$12,376

Net income (loss) from continuing operations excluding one time charges and a non-cash charge	$16,400	$(122)		$16,278	$12,710	$(334)		$12,376

Pro forma basic weighted average shares (D)	69,326	—		69,326	69,322	—		69,322
Pro forma diluted weighted average shares (D)	70,205	—		70,205	70,205	—		70,205
Adjusted EBITDA	$52,653	$(800)		$51,853	$47,182	$363		$47,545

Adjusted EBITDAR	$66,944	$(800)		$66,144	$60,034	$1,725		$61,759

Basic pro forma earnings per share (E)				$0.23				$0.18

Diluted pro forma earnings per share (E)				$0.23				$0.18

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
INFORMATION ASSISTED LIVING CONCEPTS, INC.
     The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	To remove operations (including related depreciation and amortization and lease costs) of three discontinued assisted living facilities (168 units) and two free-standing EHSI assisted living facilities (141 units) and another 129 assisted living units contained within skilled nursing facilities were not transferred to ALC. These assets and operations are included in the historical statements of income through November 10, 2006.

(B)	To add the results of operations of ALC for the month of January 2005, including pro forma amortization of purchase accounting adjustments and lease costs. The historical statement of income for the year ended December 31, 2005 includes operations of ALC beginning February 1, 2005, the day after ALC was acquired by Extendicare.

(C)	To reflect the income tax effect of the other pro forma adjustments at applicable income tax rates.

(D)	The basic weighted average shares of common stock was determined from the number of outstanding Subordinate Voting Shares of Extendicare on the separation date, November 10, 2006, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare for the applicable periods, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding.

(E)	Pro forma earnings per share represent pro forma earnings from continuing operations before the net impact of transaction fees and the non cash loss on impairment of long lived assets.
Pro Forma adjusted EBITDA and adjusted EBITDAR
     The following table sets forth a reconciliation of pro forma net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands):	2006	2005	2006	2005
Pro forma net income	$4,586	$3,781	$10,413	$12,376
Pro forma provision for income taxes	2,910	2,595	8,646	7,909

Pro forma income from continuing operations before income taxes	7,496	6,376	19,059	20,285
Add:
Pro forma depreciation and amortization	4,142	3,941	16,123	14,927
Pro forma interest expense, net	1,488	2,101	9,176	12,333
Pro forma transaction costs	680	—	4,415	—
Pro forma loss on impairment of long-lived assets	—	—	3,080	—

Pro forma adjusted EBITDA	13,806	12,418	51,853	47,545
Add: Pro forma lease expense	3,702	3,463	14,291	14,214

Pro forma adjusted EBITDAR	$17,508	$15,881	$66,144	$61,759

     The following table sets forth the pro forma calculations of adjusted EBITDA and adjusted EBITDAR percentages:

	Three Months Ended		Year Ended
(in thousands except percentages):	December 31,		December 31,
	2006	2005	2006	2005
Pro forma revenues	$58,065	$54,402	$226,630	$214,344

Pro forma adjusted EBITDA	$13,806	$12,418	$51,853	$47,545

Pro Forma adjusted EBITDAR	$17,508	$15,881	$66,144	$61,759

Pro Forma adjusted EBITDA as percent of total pro forma revenue	23.8%	22.8%	22.9%	22.2%

Pro forma adjusted EBITDAR as percent of total pro forma revenue	30.2%	29.2%	29.2%	28.8%